March 15, 2006

Richard J. Daly
Group Co-President
Automatic Data Processing, Inc.
Brokerage Services Group
51 Mercedes Way
Edgewood, NY  11717

Re:  Materially misleading statement on ADP's Voting Instruction Form ("VIF")

Via:  USPS and FAX (631) 254-7616

Dear Mr. Daly:

This is a letter of protest regarding the way ADP has printed my VIF on behalf of two brokerages houses, Smith Barney and Edward Jones, that I own beneficial shares of Alaska Air Group, Inc. ("AAG") through.  If it's happened to me, it's probably happened to millions of other stockholders.

It has taken three years for me to finally figure out that the only way I can use the VIF to obtain a legal form of proxy to vote my shares myself is to check a box that follows a statement that I feel is materially misleading.  That statement reads:

"Place X here if you plan to attend and vote your shares at the meeting |X|"

I believe that this phrase should appropriately read:

"Send me a legal proxy |X|"

Over the last three years, I have been involved in three contested proxy contests at the AAG.  My fellow candidates are currently gearing up for a fourth this year, and we will soon be filing a Preliminary Form of Proxy with the U.S. SEC.

This statement on ADP's VIF has confused many beneficial owners, and prevented them from properly following required proxy voting procedure in order to vote for the AAG Challengers.  After all, we know it is the right of a beneficial owner to receive a legal form of proxy from a contracted proxy mailer/vote tabulator besides physically being required to attend the shareholders meeting.

I am currently involved in an arbitration with the NYSE over numerous problems with proxy voting at the contested election at the AAG in 2004.  I will be submitting this letter to the Arbitration Panel, and I will also be sending it to the Enforcement Division of the SEC.  We also plan to link to it in our Proxy Statement so that beneficial owners will be aware of our protest.

I urge you to ensure your company provides the most complete and accurate statements on its VIFs.  Otherwise, stockholders full voting rights will be compromised, corporate power won't be properly checked, and faith in the U.S. proxy voting system will suffer.

Thank you for attention to this important matter.

Sincerely,
/s
Steve Nieman
15204 NE 181st Loop
Brush Prairie, WA 98606
stevenieman@mac.com || home: (360) 687-3187 | fax: (360) 666-6483 |

email cc:
Mr. Richard D. Foley, Chairman, The Ownership Union®
U.S. SEC Enforcement Division
NYSE Enforcement Division
Alaska Air Group, Inc.